Exhibit 99.1

Progenity Provides Corporate Update and Reports

First Quarter 2021 Financial Results

Reports revenues of $24.5 million in the first quarter of 2021, up 72% from prior quarter

Announced pre-validation data for its Preecludia™ test showed strong performance consistent with verification study and demonstrated commercial laboratory systems readiness

Announced funding from the Crohn’s and Colitis Foundation’s IBD Ventures program to further develop Progenity’s first-in-class oral DDS for delivery of targeted therapeutics for IBD

Management will host conference call and webcast today at 4:30 p.m. ET/1:30 p.m. PT

SAN DIEGO, May 13, 2021 – Progenity, Inc. (Nasdaq: PROG), a biotechnology company with an established track record of success in developing and commercializing molecular testing products, today provided a corporate update and reported financial results for the first quarter ended March 31, 2021.

Progenity made significant progress during the first quarter, both with its core molecular testing business and notably with its innovation pipeline programs. The Company recently announced another key update regarding its Preecludia™ preeclampsia rule-out test, reporting that new data from a pre-validation cohort of samples tested to demonstrate commercial laboratory readiness showed test performance in the intended use population consistent with its verification study results that were presented on April 30th at the 2021 ACOG Annual Meeting. This new data showed sensitivity greater than 87% and a negative predictive value (NPV) greater than 97%. The Company continued to transition its core molecular testing business towards growth, increased its in-network position by adding regional contracts, and saw additional commercial and government payors covering average risk NIPT.

“We continue to make strong progress in our innovation pipeline as we establish a strong foundation and stabilize our core molecular testing business. We anticipate these efforts will translate into improved operating performance and revenue growth for the rest of 2021. We are on track to meet our Preecludia™ test’s validation milestone by mid-year and continue to target commercial launch in the second half of 2021 for the $2-3 billion US market, the Innatal 4 platform is advancing; and we are especially excited by the accelerating progress of our GI Precision Medicine programs,” said Harry Stylli, PhD, CEO, chairman of the board, and co-founder of Progenity.

First Quarter 2021 Results and Other Corporate Highlights

•

Announced and presented new data from its Preecludia™ preeclampsia rule-out test verification study which was presented on April 30th at the 2021 ACOG Annual Meeting, with the test demonstrating sensitivity of 87.8% and a negative predictive value (NPV) of 97.0%.

•	Announced pre-validation data for its Preecludia™ test showed strong performance consistent with verification study data and demonstrated commercial laboratory systems readiness.

•	Announced completion of assay testing and initiation of data analysis of clinical validation study samples for its Preecludia™ preeclampsia test.

•

Entered into an agreement with Ionis Pharmaceuticals, a leader in RNA-targeted therapeutics, to evaluate the safety, tolerability and performance of Progenity’s Oral Biotherapeutics Delivery System (OBDS) for oral systemic delivery of antisense oligonucleotides, developed and manufactured by Ionis.

•	Announced Crohn’s & Colitis Foundation IBD Ventures grant funding for DDS combination drug/device product development for IBD diseases.

•

Announced that two abstracts related to Progenity’s ingestible drug delivery technologies for the treatment of gastrointestinal disorders have been accepted for presentation at Digestive Disease Week® (DDW) taking place May 21-23, 2021.

•

Announced first clinical study of the Company’s oral drug delivery system (DDS) demonstrating a proprietary autonomous localization technology designed to auto-locate and deliver a payload in a key region of the GI tract for drug delivery. Also announced a preclinical safety and tolerability study of PGN-600, a combination product of tofacitinib delivered by DDS.

•	In February 2021, raised approximately $25.0 million in gross proceeds from a private placement with two leading healthcare-focused investment funds.

•	Increased in-network covered lives by 3.3 million with the addition of several regional plans.

First Quarter 2020 Financial Results

Comparison of Three Months Ended March 31, 2021 and December 31, 2020

Revenue was $24.5 million in the three months ended March 31, 2021, a 72% increase compared to $14.3 million in the three months ended December 31, 2020.

Total accessioned tests volume, which includes the company’s core molecular testing and COVID-19 testing, was 78,915 in the first quarter of 2021, a decrease of 3.3% compared to accessioned tests volume in the fourth quarter of 2020, which was 81,640 tests.

Gross margin was positive 9.4% for the three months ended March 31, 2021, compared to negative 50.1% for the three months ended December 31, 2020.

Operating expenses were $48.5 million for the three months ended March 31, 2021, compared to $44.2 million for the three months ended December 31, 2020.

Net loss was $32.3 million for the three months ended March 31, 2021 and basic and diluted net loss per share was $0.56, compared to a net loss of $75.5 million and a net loss per share of $1.53 for the three months ended December 31, 2020.

Comparison of Three Months Ended March 31, 2021 and 2020

Revenue was $24.5 million in the three months ended March 31, 2021, a 46% increase compared to $16.8 million in the three months ended March 31, 2020.

Gross margin was positive 9.4% for the three months ended March 31, 2021, compared to negative 57.9% for the three months ended March 31, 2020.

Operating expenses were $48.5 million for the three months ended March 31, 2021, compared to $42.8 million in the three months ended March 31, 2020.

Net loss was $32.3 million for the three months ended March 31, 2021 and basic and diluted net loss per share was $0.56, compared to a net loss of $17.2 million and a net loss per share of $3.43 for the three months ended March 31, 2020.

COVID-19 Update

Public health measures related to the novel coronavirus are greatly impacting healthcare practices. We have responded to the COVID-19 pandemic by implementing and maintaining robust response plans, seamlessly continuing laboratory operations and maintaining pre-pandemic turnaround times. We enhanced our digital sales and support capabilities, increased proactive test reporting and remote genetic counseling capabilities, and expanded our mobile phlebotomy services, assisting our customers to continue serving their patients with the same quality care.

Webcast and Conference Call Information

Progenity will host a webcast and conference call to discuss the first quarter financial results and answer investment community questions today, Thursday, May 13, 2021 at 4:30 p.m. ET / 1:30 p.m. PT. The live call may be accessed by dialing 833-519-1237 for domestic callers and 914-800-3810 for international callers and entering the conference code: 6146238. A live webcast and archive of the call will be available online from the investor relations section of the company website at www.progenity.com.

About Progenity

Progenity, Inc. is a biotechnology company with an established track record of success in developing and commercializing molecular testing products, as well as innovating in the field of precision medicine. Progenity provides in vitro molecular tests designed to improve lives by providing actionable information that helps guide patients and physicians in making medical decisions during key life stages. The company applies a multi-omics approach, combining genomics, epigenomics, proteomics, and metabolomics to its molecular testing products and to the development of a suite of investigational ingestible devices designed to provide precise diagnostic sampling and drug delivery solutions. Progenity’s vision is to transform healthcare to become more precise and personal by improving diagnoses of disease and improving patient outcomes through localized treatment with targeted therapies. For additional information about Progenity, please visit the company’s website at www.progenity.com.

Safe Harbor Statement or Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this press release, including statements concerning the impact of the COVID-19 pandemic on our business, operations, financial results, and future performance, and the progress of our research and development efforts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our plans, estimates, and expectations, as of the date of this press release. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this press release. Such risks, uncertainties, and other factors include, among others, our ability to develop and commercialize our testing products, our ability to innovate in the field of precision medicine, our ability to obtain and maintain regulatory approval or clearance of our products on expected timelines or at all, our plans to research, develop, and commercialize new products, the unpredictable relationship between preclinical study results and clinical study results, our expectations regarding future test volumes and revenues, our expectations regarding our in network position, anticipated capacity for our tests, our ability to raise sufficient capital to achieve our business objectives, the ongoing COVID-19 pandemic, and those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Progenity’s Annual Report on Form 10-K for the period ended December 31, 2020 filed with the SEC and other subsequent documents, including Quarterly Reports, that we file with the SEC.

Progenity expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Uhl

Managing Director, Westwicke ICR

ir@progenity.com

(619) 228-5886

Media Contact:

Kate Blom-Lowery

CG Life

kblomlowery@cglife.com

(858) 457-2436

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020
Revenues (1)	$24,526	$14,276
Cost of sales	22,234	21,427
Gross profit (loss)	2,292	(7,151)
Operating expenses:
Research and development	11,673	11,226
Selling and marketing	14,648	12,471
General and administrative	22,219	20,523
Total operating expenses	48,540	44,220
Loss from operations	(46,248)	(51,371)
Interest and other expense, net	(3,520)	(2,699)
Gain on warrant liability	2,650	—
Interest and other income (expense), net	14,854	(21,294)
Loss before income taxes	(32,264)	(75,364)
Income tax expense	—	164
Net loss	$(32,264)	$(75,528)
Net loss per share, basic and diluted	$(0.56)	$(1.53)
Weighted average number of shares outstanding used in calculating net loss per share, basic and diluted	57,493,800	49,288,579

(1)	Revenues for the three months ended March 31, 2021 and December 31, 2020 reflect an accrual of $188 thousand and $10.7 million, respectively, recorded as a reserve for potential payor settlements.

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020

Revenues (1)	$24,526	$16,828
Cost of Sales	22,234	26,570
Gross profit (loss)	2,292	(9,742)
Operating Expenses:
Research and development	11,673	11,240
Selling and marketing	14,648	14,436
General and administrative	22,219	17,108
Total operating expenses	48,540	42,784
Loss from operations	(46,248)	(52,526)
Interest expense	(3,520)	(2,302)
Gain on warrant liability	2,650	—
Interest and other income (expense), net	14,854	(20)
Loss before income taxes	(32,264)	(54,848)
Income tax expense (benefit)	—	(37,696)
Net loss	$(32,264)	$(17,152)
Net loss per share, basic and diluted	$(0.56)	$(3.43)
Weighted average number of shares outstanding used in calculating net loss per share, basic and diluted	57,493,800	4,993,393

(1)

Revenues for the three months ended March 31, 2021 reflect an accrual of $188 thousand recorded as a reserve for potential payor settlements. Revenues for the three months ended March 31, 2020 reflect an accrual of $13.2 million related to the settlement with the DOJ and the participating State AGs.

Progenity, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2021	December 31, 2020
		(1)
Assets
Current assets:
Cash and cash equivalents	$65,276	$92,076
Accounts receivable, net	13,206	12,682
Inventory	12,377	12,219
Prepaid expenses and other current assets	10,312	9,361
Total current assets	101,171	126,338
Property and equipment, net	17,377	17,842
Goodwill and other intangible assets	9,830	10,062
Other assets	199	198
Total assets	$128,577	$154,440
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$15,625	$17,410
Accrued expenses and other current liabilities	53,783	54,677
Warrant liability	10,154	—
Current portion of mortgages payable and capital lease obligations	500	583
Total current liabilities	80,062	72,670
Mortgages payable and capital lease obligations, net of current portion	2,741	2,841
Convertible notes, net	159,204	158,886
Embedded derivative liability	3,542	18,370
Other long-term liabilities	8,535	8,667
Total liabilities	$254,084	$261,434
Stockholders' deficit:
Common stock	63	59
Additional paid-in capital	466,740	452,992
Accumulated deficit	(573,538)	(541,274)
Treasury stock	(18,772)	(18,771)
Total stockholders' deficit	(125,507)	(106,994)
Total liabilities and stockholders' deficit	$128,577	$154,440

(1)	The condensed consolidated balance sheet data at December 31, 2020 has been derived from the audited consolidated financial statements